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                                     [LETTERHEAD]

                                                            41 South High Street
                                                       Columbus, Ohio 43215-6194
                                                         Telephone: 614-227-2000
                                                         Facsimile: 614-227-2100
                                                        Nationwide: 800-533-2794


                                   October 10, 1996


Papnet of Ohio, Inc.
6059 Memorial Drive
Dublin, Ohio 43017


    Re:Merger of Predecessor Companies Into Papnet of Ohio, Inc.

Gentlemen:

    This opinion is furnished with respect to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Papnet of Ohio, Inc. ("Papnet") with the Securities and Exchange Commission related to the registration of 4,850,033 shares of Papnet common stock, no par value (the "Stock"), to be issued in connection with the proposed merger (the "Merger") of Cytology Indiana, Inc., Indiana Cytology Review Company, ER Group, Inc., CCWP Partners, Inc., and Carolina Cytology, Inc. (collectively "Predecessor Companies"), with and into Papnet.

    We are counsel for Papnet and have participated in the preparation of the Registration Statement. We have reviewed the Agreement and Plan of Merger, dated as of July 5, 1996, among Papnet and the Predecessor Companies (the "Merger Agreement"), Papnet's Articles of Incorporation and Code of Regulations, the proposed Amended and Restated Articles of Incorporation and Regulations of Papnet, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Stock, and such other documents and authorities as we deem relevant for the purpose of this opinion.

    Based upon the foregoing, we are of the opinion that:

    (a) upon the proper approval of the Merger Agreement by the shareholders of Papnet and the Predecessor Companies and its filing with the Ohio Secretary of State;

    (b) upon the proper approval of the Amended and Restated Articles of Incorporation of Papnet by the shareholders of Papnet and its filing with the Ohio Secretary of State;

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Papnet of Ohio, Inc.
October 10, 1996
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    (c)  upon compliance with the Securities Act of 1933, as amended, and with the Securities or "blue sky" laws of the states in which the Stock is to be offered for sale; and

    (d) upon satisfaction of all of the conditions stated in the Merger Agreement and at the "Effective Time," as defined in the Merger Agreement;

the Stock, when issued and delivered as provided in the Merger Agreement in accordance with the resolutions heretofore adopted by the Board of Directors and shareholders of Papnet, will be legally issued, fully paid, and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/  Porter, Wright, Morris & Arthur
                                       ------------------------------------
                                       PORTER, WRIGHT, MORRIS & ARTHUR